Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-229603 and 333-149822) of Philip Morris International Inc. of our report dated June 27, 2025 relating to the financial statements and supplemental schedule of Philip Morris International Deferred Profit-Sharing Plan, which appears in this Form 11-K.

/s/ PricewaterhouseCoopers LLP

New York, New York
June 27, 2025